Exhibit 99.2

SECOND QUARTER 2025
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS SECOND QUARTER 2025 REVENUES INCREASED 8.4%, NET INCOME INCREASED 79% AND FREE CASH FLOW OF $81M

SECOND QUARTER 2025 HIGHLIGHTS

GAAP Net Revenues Increased 8.4% to $899.2M

GAAP Net Income Increased 79% to $51.7M

GAAP Operating Margin of 14.3%, Adjusted Operating Margin of 15.1%

EBITDA Margin of 18.1%, Adjusted EBITDA Margin of 20.6%

Free Cash Flow of $80.7M

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

There are no adjustments to GAAP net revenues presented in this press release.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS

RH continued to generate industry leading growth in the second quarter as revenue increased 8.4%, and demand increased 13.7% despite the polarizing impact of tariff uncertainty and the worst housing market in almost 50 years.

On a two-year basis revenues increased 12% and demand increased 21%, resulting in significant share gains and strategic separation. As a reminder, we expect the approximate 5.4-point variance between demand and revenues due to tariff disruptions will shift from the second quarter and be realized as revenues over the second half of 2025.

Adjusted operating margin of 15.1% and adjusted EBITDA margin of 20.6% both increased 340 basis points versus last year inclusive of an approximate 170 basis point drag from investments to support our long-term European expansion. Net income increased 79%, and we generated $81 million of free cash flow in the quarter.

We continue to be pleased with the second year demand trends at RH England, with Gallery demand up 76% in the second quarter, and online demand up 34%. Current demand trends indicate the Gallery is expected to reach approximately $37 to $39 million of demand in 2025, its second full fiscal year, with online demand reaching approximately $8 million.

To put those results in perspective, if an RH Gallery in the English Countryside, with an estimated population of 100,000 in a 10 mile radius 2 hours outside of London can generate $46 million of total demand in its second full fiscal year, what can a RH Gallery in the center of Mayfair, the most exclusive shopping district in London with a population of 9.7 million do in its second full fiscal year? We believe exponentially more.

While many questioned the decision to open our first RH Gallery in such a remote location, believing it would fail, what they failed to understand is the value of doing something extraordinary that breaks through the clutter and creates a conversation. We’ve learned during our journey at RH that when we’ve done extraordinary and remarkable work, we’ve always figured out a way to monetize it, and we’ve also learned that it’s hard to monetize ordinary and unremarkable.

1	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

The most important news regarding our European expansion was the September 5th opening of RH Paris, our most innovative and immersive brand experience to date. Located on the Champs Élysées, just off the Avenue Montaigne, RH Paris stands at the epicenter of fashion and luxury. Pass through the majestic gold leaf gates down a crushed limestone path to a secret garden where ivy covered walls and sculpted trees frame the 18-foot cast medallion doors marking the entrance.

Juxtaposing the entry is a freestanding RH Interior Design Studio. The two-story glass structure is home to what has become one of the largest residential interior design firms in the world with projects on every major continent. A contemporary inlaid brass and white onyx mosaic frames a three-dimensional image of Leonardo da Vinci’s Vitruvian Man and the RH Design Ethos. The image and ethos not only mirror the entrance to RH Paris, but are also reflected in every building we inhabit and every house we turn into a home.

Step through the threshold and enter the Architecture & Design Bibliothèque. Discover rare books from the foundational masters Da Vinci, Palladio, Blondel, and Haussmann. Commanding the center of the Bibliothèque is one of the first modern printings, circa 1521, of De Architectura, The Ten Books on Architecture by 1st century BC architect Marcus Vitruvius. His description of a man outstretched within a circle and a square inspired Da Vinci’s famous drawing, The Vitruvian Man, some 1,500 years after his death.

The Gallery, spanning seven levels, is connected by a soaring atrium of floating cast medallion stairs and a glass elevator that magically appears, then disappears from an invisible shaft atop the rooftop garden. A cast bronze caryatid, circa 1870, by renowned French sculptor Louis-Felix Chabaud, whose work is on display at the Louvre, graces the center of the atrium. Beyond their structural roll, caryatids symbolize strength, grace, and ingenuity, a harmony between art and engineering. We placed this specific caryatid in the center of the grand atrium as a symbol of not only our desire to connect and create harmony between the architecture, art, history and hospitality offerings of RH Paris, but also our desire to create harmony between RH and the people of Paris.

On the lower level, ground and first floors immerse yourself in artistic installations of furniture, antiques, artifacts and art in a gallery setting. Each level features full floor exhibits by a singular artist, and carefully curated pieces not only chosen to furnish your home, but also define it.

Dine under a spectacular curved glass and steel structure inspired by the Grand Palais while enjoying a curated menu of American and Mediterranean classics at Le Jardin RH, located on the second floor terrace. Marvel at the stone mastery as every surface from the bar to the bathrooms is clad in rare white onyx slabs.

On the third floor discover The World of RH Bar & Lounge, a physical and digital immersion into the places and spaces that define the RH brand while enjoying lite bites and a craft cocktail by legendary bartender Colin Field.

Step into a jewel box of champagne lacquered walls with a sparkling ceiling of over 7,000 individually handblown glass polyhedrons at Le Petit RH. With 360 degree views, including the Eiffel Tower, Grand Palais, and the Louvre, the Le Petit rooftop is one of the most spectacular dining destinations in all of Paris, featuring a creative menu of caviar specialties, small plates, signature salads and seafood towers.

While RH Paris may not sound like a retail store, it’s not meant to be. It is an authentic expression of the RH vision, and design ethos. It is a global destination designed to manifest dreams, generate desire, and inspire an elevated and elegant way to live.

I was asked by a journalist prior to opening, “You’re introducing multiple hospitality concepts at RH Paris, have you considered that Parisians have very strong opinions about their hospitality?”

My answer was, “Parisians have very strong opinions about a lot more than their hospitality. Parisians have strong opinions about art, architecture, antiques, people, politics, fashion, design, food and wine. Paris is a place you come to do your very best work. It is where you have the most to gain, and the most to lose. In Paris, the measure is eternity. This we know, and have built accordingly.

I’m also pleased to report that RH Paris is off to a very strong start. Traffic in the Gallery has exceeded RH New York, and the design pipeline in the first six days is greater than the design pipeline of our first five European Galleries combined in their first six days.

2	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

TARIFFS, TARIFFS AND THE POSSIBILITY FOR MORE TARIFFS

Just when you might have thought the tariff conversation was complete, the announcement of a new furniture investigation and the possibility for additional furniture tariffs, on top of existing furniture tariffs, and incremental steel and aluminum tariffs were introduced with the goal of returning furniture manufacturing back to America. We believe most in our industry hope that this investigation surfaces the difficulty of that task, as current manufacturing for high quality wood or metal furniture does not exist at scale in America. It would require years of investments in building the facilities and work force that most in this industry cannot afford to make. Not to mention the significant inflation that we believe will start to become evident in the second half of this year and accelerate into 2026 and beyond.

While strong brands like ours will benefit from the likely dislocation and consolidation more tariffs will have on our industry, many smaller companies will have difficulty surviving these levels of tariffs. Additionally, more tariffs on furniture could also result in U.S. manufacturers moving production from the U.S. to countries closer to their   international clients, avoiding freight costs and the likelihood of counter tariffs. Our hope is that the investigation will seek out the perspective of a cross section of leaders in our industry as we drive toward the best outcome for our country.

As previously communicated, we have continued to shift sourcing out of China and expect receipts to decrease from 16% in Q1 to 2% in Q4, with a meaningful portion of the tariff absorbed by our vendor partners.

Additionally, we are aggressively responding to the recent 50% tariffs imposed on India, which impacts 7% of our business, almost entirely hand knotted rugs. While the hand knotted rug category is highly specialized and not manufactured in America, we have begun the process of identifying alternative countries.

We have also resourced a significant portion of our upholstered furniture to our own North Carolina factory, where we have been manufacturing for 10 years and plan to continue doing so. We are now projecting that 52% of our upholstered furniture will be produced in the United States, 21% in Italy, and approximately 12% in Mexico by the end of fiscal 2025. We also expect the percentage made in the United States will continue to increase throughout 2026.

While there remains uncertainty until tariff investigations are complete, we have proven we are well positioned to compete favorably in any market condition.

OUTLOOK

Due to the dislocation and continued uncertainty related to tariffs, we believe it is prudent to revise our guidance for fiscal 2025 due to the following factors:

While we continue negotiations with our manufacturing partners, our updated outlook reflects a $30 million cost of incremental tariffs, net of mitigation, in the second half.

As communicated, due to the uncertainty related to tariffs, we delayed the launch of the new brand extension that was planned for the second half of 2025 to the Spring of 2026.

We have also delayed the introduction of our Fall Interiors Sourcebook by 8 weeks as we awaited tariff announcements needed to finalize pricing. Last year, 100 percent of the Fall Interiors Sourcebooks were in-home by the first week of August. This year the Fall Interiors Sourcebook will be 100 percent in-home by the last week of September, with only 28 percent in-home as of the end of last week. We now expect approximately $40 million in revenues to shift out of Q3 and into Q4 and Q1 2026.

Our outlook does not include any new tariffs as a result of the recently announced furniture investigation.

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Fiscal Year 2025

Revenue Growth of 9% to 11%

Adjusted Operating Margin of 13.0% to 14.0%

Adjusted EBITDA Margin of 19.0% to 20.0%

Free Cash Flow of $250M to $300M

The above outlook includes an approximate negative 200 basis point operating margin impact from investments and startup costs to support our international expansion and a 90 basis point impact from tariffs, net of mitigations.

Third Quarter 2025

Revenue Growth of 8% to 10%

Adjusted Operating Margin of 12.0% to 13.0%

Adjusted EBITDA Margin of 18.0% to 19.0%

The above outlook includes an approximate negative 270 basis point operating margin impact from investments and startup costs to support our international expansion and a 120 basis point impact from tariffs, net of mitigations.

PLATFORM ELEVATION & EXPANSION PLANS FOR 2025

We continue to open the most inspiring and immersive physical experiences in our industry and some would say the world. Spaces that are a reflection of human design, a study of balance, symmetry and perfect proportions. Spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality. Spaces with garden courtyards, rooftop restaurants, wine and barista bars. Spaces that activate all of the senses, and spaces that cannot be replicated online.

Our plan to expand the RH brand globally, address new markets locally, and transform our North American Galleries represents a multi-billion-dollar opportunity. Our Platform Elevation & Expansion plans for the remainder of 2025 include:

The opening of 4 additional Design Galleries in Manhasset, San Diego, Detroit and Palm Desert.

As previously communicated, we anticipate an inflection in our business across Europe as we begin to open in the important brand building markets of Paris in 2025, plus London and Milan in the Spring of 2026, all with dramatic brand building hospitality experiences. We believe post-opening, we will begin to have the scale to support the necessary advertising investments to accelerate our growth in Europe. If the early reads coming out of RH Paris are an indication of what’s to come, RH Europe and the Middle East should enable us to double the size of RH over the next 5 to 7 seven years.

Looking forward, we plan to accelerate our expansion strategy to include the opening of 7 to 9 new Galleries per year plus 2 to 3 Design Studios, Outdoor Galleries, or New Concept Galleries per year that increase our current presence in under-penetrated markets and open new markets to the RH brand.

“EVERY DECADE OR SO, DARK CLOUDS WILL FILL THE ECONOMIC SKIES, AND THEY WILL BRIEFLY RAIN GOLD.” – Warren Buffett

While we expect a higher risk business environment due to the uncertainty caused by tariffs, market volatility, inflation risk, and an increasing level of global discord, we believe it’s important to separate the signal from the noise. The fact is, we’ve been operating in the worst housing market in almost 50 years. For context, in 1978 there were 4.09 million existing homes sold when the U.S. had a population of 223 million. Contrast that to 2024 where 4.06 million existing homes sold with a population of 341 million, and it illuminates just how depressed the housing market has been this past year.

4	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Despite that fact, we are performing at a level most would expect in a robust housing market. We believe it’s a result of investing with a very narrow focus and a long-term view, or what we like to call, “An inch wide and a mile deep.” Elevating and expanding our platform by creating the most desired products presented in the most inspiring spaces in the world, with bespoke interior design services and beautiful restaurants that generate energy, engagement and tremendous awareness of the RH brand.

While our business has been strong, it has been so due to action versus inaction, innovating versus duplicating, investing versus divesting, and aggressively taking market share during this downturn so we are positioned to create long term strategic separation on the other side of it.

We are investing in the most iconic global locations in retail that will likely never be replicated in our lifetimes. We are building a global hospitality company with multiple concepts across multiple continents. We are creating a global bespoke interior design business that completes million dollar plus full home installations. We are building a global contract and hospitality business where our products are featured in some of the finest hotels and residential projects in the world, and we are creating the most desirable and distinguished brand in our industry all while forecasting an adjusted EBITDA margin of 20%. Imagine what our margins and cash flow might look like in a robust housing market, as we begin to cycle and leverage those investments?

While we began the year with meaningful debt, almost entirely due to our stock repurchases of $2.2 billion, we also began the year with incredible business momentum and meaningful assets. The assets include real estate that we believe has an estimated equity value of approximately $500 million, that we plan to monetize opportunistically as market conditions warrant, and excess inventory of $300 million at cost, that we plan to turn into cash over the next 12 to 18 months as we optimize our assortments post our product transformation.

We are forecasting to generate $250 to $300 million of free cash flow in 2025, and our plans call for significant and growing cash flow from operations over the next several years as we cycle this aggressive investment period. We estimate that our adjusted capital expenditures will decrease to a range of $200 to $250 million in 2026, and $150 to $200 million in 2027 and beyond. We remain confident in our ability to make the necessary investments to continue our industry leading growth, while significantly reducing debt and lowering interest expense.

As Warren Buffett wrote in his 2016 letter to Berkshire Hathaway shareholders, “Every decade or so, dark clouds will fill the economic skies, and they will briefly rain gold. When downpours of that sort occur, it’s imperative that we rush outdoors carrying washtubs, not teaspoons.”

Our debt is reflective of a washtub bet on ourselves. We repurchased 60% of our outstanding shares that greatly benefited our long-term shareholders post the publishing of Mr. Buffett’s letter in 2016-2017 and repurchased 30% of the outstanding shares during this housing downturn in 2022-2023.

While the sky in our sector has been darkened by inflation, interest rates, tariffs and global politics, those clouds will soon pass, and it will not only be clear skies, but also be clear that it was a good time to be a shareholder of RH.

Carpe Diem,

Gary Friedman

Chairman & Chief Executive Officer

5	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Note:

Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise) and excludes exchanges, shipping fees and cancellations. Demand represents the demand generated from all of our businesses including RH Interiors, RH Modern, RH Contemporary, RH Outdoor, RH Baby & Child, RH TEEN, RH Contract, Membership, Dmitriy & Co, Joseph Jeup and Waterworks, as well as sales from RH Hospitality and RH Outlet.

Gallery demand included in this press release represents merchandise orders placed in the Gallery, as well as hospitality sales at the Gallery, if applicable, and includes Membership.

RH England online demand included in this press release represents merchandise orders placed by customers via our website with a shipping address within the United Kingdom, and includes Membership.

Comparable Galleries represent locations that have been open for at least 12 consecutive months as of the end of the reporting period and did not change square footage by more than 20% between periods.

6	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted net income, adjusted diluted net income per share, free cash flow, adjusted free cash flow, adjusted gross margin, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted selling, general and administrative expenses margin, adjusted operating margin, adjusted capital expenditures, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, trailing twelve months EBITDA and trailing twelve months adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and to adjust for the impact of income tax items related to such adjustments to our GAAP financial statements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures we use in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP financial measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

7	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, our expectations regarding the impact of tariffs, the housing market and demand trends, market volatility, inflation risk, and global discord; our expectations regarding market share gains, our growth trajectory and the positioning of RH’s brand in 2025 and beyond; our plans regarding global expansion and the expected impact on our business including over the next decade; our beliefs around the desirability of the RH brand globally; our belief that aggressive investing during a downturn positions us to capitalize on certain long-term opportunities, and that such opportunities have begun to materialize; our expectations around the impact of monetary and foreign policy, and geopolitical instability on the housing market; our belief that our investments will create meaningful long-term value for our shareholders; our belief that our product transformation plans represent the most prolific product transformation and platform expansion in the history of our industry; our belief that we are creating the most desirable and distinguished brand in our industry; our beliefs in our ability to make appropriate investments to continue our industry leading growth, while significantly reducing debt and lowering interest expense; our beliefs and expectations around the impact of our Sourcebook mailing strategy in elevating our brand and business; our plans to capitalize on certain demand trends in connection with our Sourcebook mailing strategy; our beliefs and expectations regarding our new brand extension in Spring 2026; our belief that our platform expansion plans represent a multi-billion dollar opportunity; our plans and expectations regarding the acceleration of platform expansion, including with respect to the openings of new Galleries, Design Studios, Outdoor Galleries and New Concept Galleries; our estimates of the equity value of our real estate assets; our plans and other statements relating to our global expansion efforts in Europe and the United Kingdom by opening Galleries in 2025 and 2026, including our expectations for growth in RH England and for inflection in our international business; our plans and expectations for RH England, RH Madrid, RH Paris, RH London and RH Milan; our expectations regarding business conditions in 2025 and beyond; our plans and beliefs around our online platform and website strategies, including the timing of such updates and intentions to file design patents on user interface and product presentation designs; our beliefs and plans to monetize our assets based upon market conditions and to convert excess inventory into cash; our beliefs around the risks associated with uncertainty surrounding trade policy, including our expectations regarding the potential effect of increased tariffs on our operations and financial condition; our plans to reposition our supply chain, including the timing of shifting sourcing out of China; our plans and expectations regarding our manufacturing capacity in the U.S. and abroad, including our projections for 2025; our plans and expectations regarding production of products in the U.S. and sourcing of products from production facilities located in the U.S.; our views and projections regarding inflation in the U.S. and its effect; our forecasts and outlook for fiscal 2025 including among other matters increased backlog, investments and startup costs to support our international expansion, demand growth, revenue growth, adjusted operating margin, adjusted EBITDA margin, free cash flow, and adjusted capital expenditures; our plan to open Design Galleries in every major market, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our beliefs with respect to the RH brand and our products; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker; our beliefs regarding the impact of our Galleries, interior design services, and hospitality experiences on our products; our plans and expectations regarding our hospitality efforts, including RH Guesthouses, RH Paris, RH Yountville, RH One and RH Two, our private jets, and RH Three, our luxury yacht; our goal to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries; our plans and expectations regarding the launch of RH Residences; the entirety of our strategy coming to life digitally with The World of RH; our plans and expectations regarding the introduction of RH Media; our belief that our global expansion plans multiplies the market opportunity to $7 to $10 trillion; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “short-term,” “non-recurring,” “one-time,” “unusual,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. Matters that we identify as “short-term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may, in fact, not be short term and may recur in one or more future financial reporting periods. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect, or that future developments affecting us will be those that we have anticipated. Our expectations around operating metrics and our outlook for future financial periods are inherently subject to risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from projections. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; negative publicity; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the

8	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as hospitality; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products; risks related to the operations of our vendors; risks related to tariffs; and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission (“SEC”), and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we made it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto, whether as a result of new information or any changes in the events, conditions or circumstances on which any such forward-looking statement is based except as required by law. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.

9	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	AUGUST 2,	% OF NET	AUGUST 3,	% OF NET	AUGUST 2,	% OF NET	AUGUST 3,	% OF NET
	2025	REVENUES	2024	REVENUES	2025	REVENUES	2024	REVENUES

	(dollars in thousands, except per share amounts)
Net revenues	$899,151	100.0%	$829,655	100.0%	$1,713,103	100.0%	$1,556,615	100.0%
Cost of goods sold	489,892	54.5	454,898	54.8	948,511	55.4	865,820	55.6
Gross profit	409,259	45.5	374,757	45.2	764,592	44.6	690,795	44.4
Selling, general and administrative expenses	280,383	31.2	278,630	33.6	579,805	33.8	540,005	34.7
Operating income	128,876	14.3	96,127	11.6	184,787	10.8	150,790	9.7
Other expenses
Interest expense—net	57,358	6.4	59,262	7.2	113,961	6.6	116,034	7.5
Other (income) expense—net	(574)	(0.1)	(663)	(0.1)	(4,227)	(0.2)	502	—
Total other expenses	56,784	6.3	58,599	7.1	109,734	6.4	116,536	7.5
Income before taxes and equity method investments	72,092	8.0	37,528	4.5	75,053	4.4	34,254	2.2
Income tax expense	19,032	2.1	3,717	0.4	22,159	1.3	1,626	0.1
Income before equity method investments	53,060	5.9	33,811	4.1	52,894	3.1	32,628	2.1
Share of equity method investments (income) loss—net	1,352	0.1	4,859	0.6	(6,853)	(0.4)	7,301	0.5
Net income	$51,708	5.8%	$28,952	3.5%	$59,747	3.5%	$25,327	1.6%
Weighted-average shares used in computing basic net income per share	18,737,234		18,458,207		18,733,119		18,391,331
Basic net income per share	$2.76		$1.57		$3.19		$1.38
Weighted-average shares used in computing diluted net income per share	19,737,331		19,961,610		19,825,282		19,949,657
Diluted net income per share	$2.62		$1.45		$3.01		$1.27

T-1	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	AUGUST 2,	FEBRUARY 1,
	2025	2025

	(in thousands)
ASSETS
Cash and cash equivalents	$34,560	$30,413
Merchandise inventories	956,947	1,019,591
Other current assets	210,159	241,327
Total current assets	1,201,666	1,291,331
Property and equipment—net	2,018,159	1,883,176
Operating lease right-of-use assets	638,085	617,103
Goodwill and intangible assets—net	223,430	217,061
Equity method investments	121,599	126,909
Other non-current assets	494,082	419,109
Total assets	$4,697,021	$4,554,689
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Accounts payable and accrued expenses	$380,533	$413,406
Deferred revenue and customer deposits	351,502	291,815
Other current liabilities	221,866	199,905
Total current liabilities	953,901	905,126
Asset based credit facility	135,000	200,000
Term loan B—net	1,894,761	1,903,144
Term loan B-2—net	467,665	468,019
Real estate loans—net	15,360	15,524
Non-current operating lease liabilities	588,083	573,468
Non-current finance lease liabilities	657,784	630,655
Other non-current liabilities	25,367	22,342
Total liabilities	4,737,921	4,718,278
Stockholders’ deficit	(40,900)	(163,589)
Total liabilities and stockholders’ deficit	$4,697,021	$4,554,689

T-2	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,
	2025	2024

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$59,747	$25,327
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease cost and finance lease interest expense	69,299	63,687
Depreciation and amortization	69,865	63,084
Stock-based compensation expense	24,007	22,073
Share of equity method investments (income) loss—net	(6,853)	7,301
Distribution of return on equity method investment	4,630	—
Other non-cash items	7,959	5,142
Change in assets and liabilities:
Merchandise inventories	73,595	(162,577)
Prepaid expense and other assets	(13,118)	6,219
Landlord assets under construction—net of tenant allowances	(46,486)	(17,461)
Accounts payable and accrued expenses	(22,239)	122,657
Deferred revenue and customer deposits	54,800	19,632
Other changes in assets and liabilities	(50,887)	(87,778)
Net cash provided by operating activities	224,319	67,306
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(109,565)	(115,340)
Acquisition of business	(32,119)	—
Equity method investments	(374)	(9,423)
Distribution of return of equity method investment	7,916	—
Other investing activities	(6)	—
Net cash used in investing activities	(134,148)	(124,763)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under asset based credit facility	(65,000)	25,000
Repayments under term loans	(12,500)	(12,500)
Debt issuance costs	(2,766)	—
Principal payments under finance lease agreements—net of tenant allowances	(8,031)	(11,957)
Other financing activities	1,058	11,319
Net cash provided by (used in) financing activities	(87,239)	11,862
Effects of foreign currency exchange rate translation on cash	1,215	240
Net increase (decrease) in cash and cash equivalents	4,147	(45,355)
Cash and cash equivalents
Beginning of period	30,413	123,688
End of period	$34,560	$78,333

T-3	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,	AUGUST 2,	AUGUST 3,
	2025	2024	2025	2024

	(in thousands)
Net cash provided by operating activities	$137,678	$11,176	$224,319	$67,306
Capital expenditures	(57,000)	(49,079)	(109,565)	(115,340)
Free cash flow(1)	$80,678	$(37,903)	$114,754	$(48,034)
(1)	Free cash flow is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define free cash flow as net cash provided by operating activities less capital expenditures. Free cash flow is included in this shareholder letter because we believe that this measure provides useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measure of free cash flow is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-4	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,	AUGUST 2,	AUGUST 3,
	2025	2024	2025	2024

	(in thousands)
Capital expenditures	$57,000	$49,079	$109,565	$115,340
Landlord assets under construction—net of tenant allowances	28,686	8,679	46,486	17,461
Adjusted capital expenditures(1)(2)	$85,686	$57,758	$156,051	$132,801
(1)	Adjusted capital expenditures is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received during the construction period. Adjusted capital expenditures is included in this shareholder letter because our senior leadership team believes that adjusted capital expenditures provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted capital expenditures is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(2)	Landlord tenant allowances received subsequent to lease commencement are reflected as a reduction to principal payments under finance lease agreements—net of tenant allowances within financing activities on the condensed consolidated statements of cash flows and are excluded from our calculation of adjusted capital expenditures. We received landlord tenant allowances subsequent to lease commencement of $4.8 million and $6.2 million in the three and six months ended May 3, 2025, respectively. We did not receive any such tenant allowances in the three or six months ended August 3, 2024.

T-5	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,	AUGUST 2,	AUGUST 3,
	2025	2024	2025	2024

	(in thousands)
GAAP net income	$51,708	$28,952	$59,747	$25,327
Adjustments (pre-tax):
Cost of goods sold:
Asset impairments(1)	2,584	—	2,584	—
Product recall(2)	1,424	—	1,424	—
Selling, general and administrative expenses:
Reorganization related costs(3)	1,233	—	1,233	—
Asset impairments(1)	1,013	—	1,013	—
Non-cash compensation(4)	—	861	851	2,808
Product recall(2)	489	—	489	—
Legal settlements—net(5)	—	—	—	(9,375)
Subtotal adjusted items	6,743	861	7,594	(6,567)
Impact of income tax items(6)	(1,991)	(1,204)	(84)	76
Share of equity method investments (income) loss—net(7)	1,352	4,859	(6,853)	7,301
Adjusted net income(8)	$57,812	$33,468	$60,404	$26,137
(1)	The adjustment to cost of goods sold in the three and six months ended August 2, 2025 represents inventory impairment. The adjustment to selling, general and administrative expenses in the three and six months ended August 2, 2025 represents property and equipment impairment, primarily associated with Galleries under construction.
(2)	Represents costs and inventory charges associated with a product recall initiated in the second quarter of fiscal 2025.
(3)	Represents severance costs and related payroll taxes associated with a reorganization.
(4)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(5)	Represents favorable legal settlements received of $10 million, partially offset by costs incurred in connection with one of the matters.
(6)	We exclude the GAAP tax provision and apply a non-GAAP tax provision based upon (i) adjusted pre-tax net income, (ii) the projected annual adjusted tax rate and (iii) the exclusion of material discrete tax items that are unusual or infrequent. The adjustments for the three months ended August 2, 2025 and August 3, 2024 are based on adjusted tax rates of 26.7% and 12.8% respectively. The adjustments for the six months ended August 2, 2025 and August 3, 2024 are based on adjusted tax rates of 26.9% and 5.6%, respectively.
(7)	Represents our proportionate share of the net (income) loss of our equity method investments. The adjustment in the six months ended August 2, 2025 includes a capital distribution of $7.9 million from an Aspen LLC.
(8)	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this shareholder letter because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted net income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-6	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,	AUGUST 2,	AUGUST 3,
	2025	2024	2025	2024
Diluted net income per share(1)(2)	$2.62	$1.45	$3.01	$1.27
Pro forma diluted net income per share(1)(2)(3)	$2.62	$1.46	$3.01	$1.28
Per share impact of adjustments (pre-tax)(4):
Asset impairments	0.18	—	0.18	—
Product recall	0.10	—	0.10	—
Reorganization related costs	0.06	—	0.06	—
Non-cash compensation	—	0.04	0.04	0.14
Legal settlements—net	—	—	—	(0.47)
Subtotal adjusted items	0.34	0.04	0.38	(0.33)
Impact of income tax items(4)	(0.10)	(0.06)	—	—
Share of equity method investments (income) loss—net(4)	0.07	0.25	(0.34)	0.37
Adjusted diluted net income per share(2)(5)	$2.93	$1.69	$3.05	$1.32
(1)	During the three and six months ended August 3, 2024, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash.
(2)	For the three and six months ended August 2, 2025, the diluted share count used to calculate our diluted net income per share, pro forma diluted net income per share and adjusted diluted net income per share is the same due to the convertible senior notes maturing in the third quarter of fiscal 2024.
(3)	Pro forma diluted net income per share for the three months ended August 3, 2024 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 19,802,340, which excludes dilution of 159,270 shares related to the 2024 Notes. Pro forma diluted net income per share for the six months ended August 3, 2024 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 19,792,845, which excludes dilution of 156,812 shares related to the 2024 Notes.
(4)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(5)	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our diluted share count. Adjusted diluted net income per share is included in this shareholder letter because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted diluted net income per share is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-7	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GROSS PROFIT TO
ADJUSTED GROSS PROFIT

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,	AUGUST 2,	AUGUST 3,
	2025	2024	2025	2024

	(dollars in thousands)
Gross profit	$409,259	$374,757	$764,592	$690,795
Asset impairments(1)	2,584	—	2,584	—
Product recall(1)	1,424	—	1,424	—
Adjusted gross profit(2)	$413,267	$374,757	$768,600	$690,795
Net revenues	$899,151	$829,655	$1,713,103	$1,556,615
Gross margin(3)	45.5%	45.2%	44.6%	44.4%
Adjusted gross margin(3)	46.0%	45.2%	44.9%	44.4%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted gross profit is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted gross profit is included in this shareholder letter because our senior leadership team believes that adjusted gross profit provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
(3)	We define gross margin as gross profit divided by net revenues. We define adjusted gross margin as adjusted gross profit divided by net revenues and use this non-GAAP financial measure for the same reasons we use adjusted gross profit.

T-8	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,	AUGUST 2,	AUGUST 3,
	2025	2024	2025	2024

	(dollars in thousands)
Selling, general and administrative expenses	$280,383	$278,630	$579,805	$540,005
Reorganization related costs(1)	(1,233)	—	(1,233)	—
Asset impairments(1)	(1,013)	—	(1,013)	—
Non-cash compensation(1)	—	(861)	(851)	(2,808)
Product recall(1)	(489)	—	(489)	—
Legal settlements—net(1)	—	—	—	9,375
Adjusted selling, general and administrative expenses(2)	$277,648	$277,769	$576,219	$546,572
Net revenues	$899,151	$829,655	$1,713,103	$1,556,615
Selling, general and administrative expenses margin(3)	31.2%	33.6%	33.8%	34.7%
Adjusted selling, general and administrative expenses margin(3)	30.9%	33.5%	33.6%	35.1%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this shareholder letter because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted selling, general and administrative expenses is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define selling, general and administrative expenses margin as selling, general and administrative expenses divided by net revenues. We define adjusted selling, general and administrative expenses margin as adjusted selling, general and administrative expenses divided by net revenues and use this non-GAAP financial measure for the same reasons we use adjusted selling, general and administrative expenses.

T-9	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,	AUGUST 2,	AUGUST 3,
	2025	2024	2025	2024

	(dollars in thousands)
Net income	$51,708	$28,952	$59,747	$25,327
Interest expense—net	57,358	59,262	113,961	116,034
Other (income) expense—net	(574)	(663)	(4,227)	502
Income tax expense	19,032	3,717	22,159	1,626
Share of equity method investments (income) loss—net	1,352	4,859	(6,853)	7,301
Operating income	128,876	96,127	184,787	150,790
Asset impairments(1)	3,597	—	3,597	—
Product recall(1)	1,913	—	1,913	—
Reorganization related costs(1)	1,233	—	1,233	—
Non-cash compensation(1)	—	861	851	2,808
Legal settlements—net(1)	—	—	—	(9,375)
Adjusted operating income(2)	$135,619	$96,988	$192,381	$144,223
Net revenues	$899,151	$829,655	$1,713,103	$1,556,615
Operating margin(3)	14.3%	11.6%	10.8%	9.7%
Adjusted operating margin(3)	15.1%	11.7%	11.2%	9.3%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this shareholder letter because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted operating income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define operating margin as operating income divided by net revenues. We define adjusted operating margin as adjusted operating income divided by net revenues and use this non-GAAP financial measure for the same reasons we use adjusted operating income. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-10	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,	AUGUST 2,	AUGUST 3,
	2025	2024	2025	2024

	(dollars in thousands)
Net income	$51,708	$28,952	$59,747	$25,327
Depreciation and amortization	34,629	32,257	69,865	63,084
Interest expense—net	57,358	59,262	113,961	116,034
Income tax expense	19,032	3,717	22,159	1,626
EBITDA(1)	162,727	124,188	265,732	206,071
Non-cash compensation(2)	11,633	11,529	24,007	22,073
Capitalized cloud computing amortization(3)	3,240	2,694	6,156	5,165
Asset impairments(4)	3,597	—	3,597	—
Product recall(4)	1,913	—	1,913	—
Reorganization related costs(4)	1,233	—	1,233	—
Share of equity method investments (income) loss—net(4)	1,352	4,859	(6,853)	7,301
Other (income) expense—net(5)	(574)	(663)	(4,227)	502
Legal settlements—net(4)	—	—	—	(9,375)
Adjusted EBITDA(1)	$185,121	$142,607	$291,558	$231,737
Net revenues	$899,151	$829,655	$1,713,103	$1,556,615
Net income margin(6)	5.8%	3.5%	3.5%	1.6%
EBITDA margin(7)	18.1%	15.0%	15.5%	13.2%
Adjusted EBITDA margin(7)	20.6%	17.2%	17.0%	14.9%
(1)	EBITDA and adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and adjusted EBITDA are included in this shareholder letter because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Represents amortization associated with capitalized cloud computing costs.
(4)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

T-11	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	Amounts consisted of the following in each period:

	THREE MONTHS ENDED		SIX MONTHS ENDED
	AUGUST 2,	AUGUST 3,	AUGUST 2,	AUGUST 3,
	2025	2024	2025	2024

	(in thousands)
Foreign exchange from transactions(a)	$(364)	$190	$(733)	$1,138
Foreign exchange from remeasurement of intercompany loans(b)	(210)	(853)	(3,494)	(636)
Other (income) expense—net	$(574)	$(663)	$(4,227)	$502
(a)	Represents net foreign exchange gains and losses related to exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to the euro and pound sterling.
(b)	Represents remeasurement of intercompany loans with subsidiaries in Switzerland and the United Kingdom.
(6)	We define net income margin as net income divided by net revenues.
(7)	We define EBITDA margin as EBITDA divided by net revenues. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues. We use these non-GAAP financial measures for the same reasons we use EBITDA and adjusted EBITDA. We are not able to provide a reconciliation to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-12	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME

TO TRAILING TWELVE MONTHS EBITDA AND

TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Unaudited)

TRAILING TWELVE MONTHS
AUGUST 2, 2025
(in thousands)
Net income	$106,832
Depreciation and amortization	136,972
Interest expense—net	228,528
Income tax expense—net	25,332
EBITDA(1)	497,664
Non-cash compensation(2)	46,119
Asset impairments(3)	39,668
Capitalized cloud computing amortization(4)	12,008
Reorganization related costs(5)	5,656
Product recall(6)	1,913
Share of equity method investments income—net(7)	(2,774)
Other income—net(8)	(1,334)
Adjusted EBITDA(1)	$598,920

(1)	Refer to footnote (1) within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Includes $19 million of asset impairment for our two Design Galleries in Germany, $18 million of asset impairment for property and equipment of Galleries under construction, $2.6 million of inventory impairment and $1.0 million of asset impairment related pre-acquisition costs related to an unsuccessful joint venture arrangement.
(4)	Represents amortization associated with capitalized cloud computing costs.
(5)	Represents severance costs and related payroll taxes associated with reorganizations.
(6)	Represents costs and inventory charges associated with a product recall.
(7)	Represents our proportionate share of the net income of our equity method investments.
(8)	Represents exchange rate changes affecting foreign currency denominated transactions and from the remeasurement of intercompany loans with subsidiaries in Switzerland and the United Kingdom.

T-13	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Unaudited)

	AUGUST 2,	INTEREST
	2025	RATE(1)
	(dollars in thousands)
Asset based credit facility	$135,000	5.96%
Term loan B(2)	1,925,000	6.97%
Term loan B-2(2)	486,250	7.71%
Notes payable for share repurchases	315	4.14%
Total debt(3)	2,546,565
Cash and cash equivalents	(34,560)
Total net debt(3)	$2,512,005
Trailing twelve months adjusted EBITDA(4)	$598,920
Ratio of total net debt to trailing twelve months adjusted EBITDA(4)	4.2
(1)	Interest rates for the Term loan B and Term loan B-2 are as of August 2, 2025. Interest rates for the asset based credit facility and notes payable for share repurchases represent the weighted-average interest rate as of August 2, 2025.
(2)	Amounts exclude discounts upon original issuance and third-party offering and debt issuance costs.
(3)	Excludes non-recourse real estate loans of $18 million, which are secured by specific real estate assets and the associated creditors do not have recourse against RH’s general assets.
(4)	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by trailing twelve months adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-14	SECOND QUARTER 2025 FINANCIAL RESULTS AND SHAREHOLDER LETTER